Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-11843, No. 333-18991, No. 333-80817 and No. 333-80819 on Form S-8, No. 333-50479, No. 333-58491, and No. 333-82707 on Form S-3, and No. 333-64113 on Form S-2 of NorthWestern Corporation (a Delaware corporation) and Subsidiaries of our report dated March 15, 2004, relating to the consolidated financial statements and financial statement schedule of the Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the bankruptcy proceedings and going concern uncertainty described in Note 3, the change in the methods of accounting for asset retirement obligations and company obligated mandatorily redeemable preferred securities in 2003 described in Note 4, and the change in the method of accounting for goodwill and other intangible assets in 2002 described in Note 6) appearing in this Annual Report on Form 10-K of the Corporation for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
March 15, 2004